Exhibit 16.1

July 7, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Hotel101 Global Holdings Corp.

Commission File Number 001-42727

Commissioners:

We have read the statements made by Hotel101 Global Holdings Corp. under Item16F of its Form 20-F dated July 7, 2025. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Hotel101 Global Holdings Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

New York, New York